UNITED STATES
                         SECURITIES AND EXCHANGE COMMISSION
                               Washington, D.C.  20549

                                      FORM 8-K
                                   CURRENT REPORT

        Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

                                  August 26, 1997




                                   ICOS CORPORATION
                 (Exact name of registrant as specified in its charter)

            Delaware                    0-19171                  91-1463450
 (State or other jurisdiction of   (Commission File No.)      (I.R.S. Employer
  incorporation or organization)                             Identification No.)

22021 20th Avenue Southeast, Bothell WA                               98021
(Address of principal executive offices)                           (Zip Code)


                                      (425)485-1900
                    (Registrant's telephone number, including area code)

ITEM 5. Other Events

     On August 15, 1997, ICOS Corporation (the "Company" or "ICOS") announced that its affiliate, ICOS Clinical Partners, L.P. (the
"Partnership") completed the sale to private investors of interests in Partnership. Proceeds from this offering will be used by the Partnership to fund the continued development of products based on three compounds from ICOS' research and development programs: Hu23F2G, PAH-AH and ICM3 (the "Partnership Products").

     The above proceeds include the proceeds of an initial sale of the limited partnership interests on June 5, 1997 (the "Initial Closing"). The Initial Closing resulted in net proceeds due to the Partnership of approximately $58 million with approximately $14 million payable to the Partnership on the Initial Closing and the balance paid in installments over a three-year period. In connection with the Initial Closing, ICOS issued warrants to purchase an aggregate of 5,539,800 shares of ICOS Common Stock. The warrants will be exercisable over a four-year period commencing in October 1998 at an exercise price of $9.13 per share.

     The final sale on August 15, 1997 (the "Final Closing"), resulted in net proceeds due to the Partnership of approximately $21.0 million with approximately $5.4 million payable to the Partnership on the Final Closing with the balance paid in installments over a three-year period. In connection with the Final Closing, ICOS issued warrants to purchase an aggregate of 2,010,800 shares of ICOS Common Stock. The warrants will be exercisable over a four year period commencing in October 1998 at an exercise price of $10.35 per share.

     In addition, ICOS will issue in June 1999, subject to certain requirements, warrants to purchase an aggregate of 7,548,400 shares of ICOS Common Stock. Such additional warrants, if issued, will be exercisable over a five year period commencing in July 1999 at an exercise price to be determined at the time of issuance of such warrants and which is expected to reflect a 25% premium over the then-prevailing market price for ICOS Common Stock.

     ICOS has granted the Partnership an exclusive license for the human therapeutic uses of Partnership Products based on rPAF-AH in the United States and Partnership Products based on Hu23F2G and ICM3 throughout the world, excluding Japan (the "Territory"), in exchange for a one-time nonrefundable license fee of approximately $3.3 million for each of the three Partnership Products paid in connection with the Initial Closing.

     The Partnership granted ICOS a royalty-bearing exclusive right and license (the "Interim License") to make, have made, use, modify, improve and sell the Partnership Products. The Interim License will terminate if ICOS does not exercise the Purchase Option, described below, and in certain other circumstances.

     ICOS will, to the extent of available Partnership funds, perform research, development and experimentation on behalf of the Partnership. Payments by the Partnership under a Product Development Agreement will be based on the period from May 1, 1997 through June 30, 1997 and each three-month period thereafter.

     ICOS has an option to purchase all of the limited partnership interests in the Partnership (the "Purchase Option"). ICOS may exercise the Purchase Option to purchase all the Interests at any time prior to the expiration of the Purchase Option. The Purchase Option will expire on the earlier of (i) 48 months after the first commercial sale of a Partnership Product under the Interim License and (ii) 45 days after the last day of the first month in which the royalties paid by ICOS to the Partnership under the Interim License equal fifteen percent (15%) of the Limited Partners' capital contributions (but not earlier than 24 months after the first commercial sale of a Partnership Product).

     Upon exercise of the Purchase Option, ICOS will pay to each Interest holder an advance royalty of 16% of such investor's contributed capital (the "Advance Payment"). ICOS will then, on a quarterly basis, make royalty payments to the investors on sales of Partnership Products in the Territory. To the extent that the quarterly royalties do not aggregate to 16% of the Interest holder's contributed capital in each of the next four years and 20% in the fifth year (the "Minimum Royalty Period"), ICOS will be obligated to make an annual minimum royalty payment such that the total payments for each year will equal the applicable percentages of the Interest holder's contributed capital (the "Minimum Royalty Payment"). The Minimum Royalty Period will expire at such time as the Interest holders have received payments from all sources equal to 100% of their contributed capital.

     Certain executive officers and directors of ICOS participated in the financing by purchasing interests representing approximately 10% of the total interests sold to the investors.

     ICOS may, at its election, pay an unit holder's Advance Payment and Minimum Royalty Payments with shares of Common Stock valued, with respect to the Advance Payment, at the average Nasdaq National Market closing price per share of Common Stock on the 30 trading days immediately preceding the fifth trading day before ICOS delivers its notice to exercise the Purchase Option and with respect to any Minimum Royalty Payment, at the average Nasdaq National Market closing price per share of Common Stock on the 30 trading days immediately preceding the last day of the year to which the Minimum Royalty Payment pertains.

     Royalty payments to the unit holders on sales of Partnership Products by ICOS or any licensee of ICOS will continue until the later of (i) the last day of the calendar month of the thirteenth anniversary of the date of the first commercial sale of the first Partnership Product and (ii) the last day of the calendar month of the eleventh anniversary of the date of exercise of the Purchase Option.



ITEM 7. Financial Statements, Pro Forma Financial Information and Exhibits

    (c) See Exhibit Index

                               SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                          ICOS CORPORATION


Dated:  August 26, 1997                   By  /s/ HOWARD S. MENDELSOHN
                                              Howard S. Mendelsohn
                                              Chief Accounting Officer

                                 EXHIBIT INDEX


Exhibit Number          Description

10.1 Agreement of Limited Partnership dated as of June 5, 1997, by and among ICOS Development Corporation, as general partner, and each of the limited partners of ICOS Clinical Partners, L.P.

10.2 Purchase Agreement dated as of June 5, 1997 between the Registrant and each of the Limited Partners from time to time of ICOS Clinical Partners, L.P. *

10.3                    Product Development Agreement, dated as of
                        June 5, 1997, by and between the Registrant and ICOS Clinical Partners, L.P. *

--------------------------

* Portions of the Exhibit have been omitted and have been filed seperately pursuant to an application for confidential treatment filed with the Securities and Exchange Commission under Rule 24(b)2 under the Securities Act of 1934, amended.